Exhibit 3.5

Delware	PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “CDW FINANCE CORPORATION”, FILED IN THIS OFFICE ON THE SIXTH DAY OF AUGUST, A.D. 2010, AT 2:34 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W Bullock
Jeffrey W Bullock, Secretary of State
4857299 8100	AUTHENTICATION: 8159158
100808747	DATE: 08–06–10

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:40 PM 08/06/2010
FILED 02:34 PM 08/06/2010
SRV 100808747 – 4857299 FILE

CERTIFICATE OF INCORPORATION

OF

CDW FINANCE CORPORATION

FIRST:  The name of the corporation is: CDW Finance Corporation

SECOND:   The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:  The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of stock which this corporation is authorized to issue is: one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

FIFTH:   The name and address of the incorporator is as follows: Robert J. Welyki, 200 North Milwaukee Avenue, Vernon Hills, IL 60061.

SIXTH:   The corporation is to have perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of the ARTICLE NINTH shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

TENTH: The corporation expressly elects not to be governed by section 203 of the General Corporation Law of the State of Delaware.

ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the sole incorporates herein before named, has executed signed and acknowledged this certificate of incorporation this 6th day of August, 2010.

/s/ Robert J. Welyki
Robert J. Welyki, Incorporator